Exhibit 99

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
1 (888) 422-6562
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB Financial Announces Appointment of New Board Chairman

CHICAGO, January 4, 2007 -- MB Financial, Inc. (NASDAQ:MBFI) today announced that its Board of Directors has appointed Thomas H. Harvey as Chairman of the Board. Mr. Harvey, a director since 1995, is Chairman of the Executive Committee of the Board and a member of the Nominating and Corporate Governance Committee of the Board. He serves as the Environment Program Director of the William and Flora Hewlett Foundation. Mr. Harvey’s appointment was made in connection with the retirement of Chairman E.M. Bakwin, who retired from the Board effective December 31, 2006 along with Directors Alfred Feiger, Lawrence E. Gilford, Richard I. Gilford, David L. Husman and Kenneth A. Skopec pursuant to the Company’s mandatory director retirement policy. Messrs. Feiger, L. Gilford, R. Gilford, and Skopec are expected to continue to serve as directors of the Company’s lead bank subsidiary, MB Financial Bank, N.A.

“MB Financial has benefited greatly from the knowledge and experience that Pete Bakwin brought to the Company as a director and through his leadership as Chairman of the Board,” said Mitchell Feiger, the Company’s President and Chief Executive Officer. “The Company deeply appreciates his dedication and years of service.” Feiger added, “I am pleased by the appointment of Hal Harvey as our new Chairman, who has been a highly valued member of our Board. I look forward to working with him in his additional role as Chairman.”

MB Financial, Inc. is the $8 billion holding company for MB Financial Bank, N.A. and Union Bank, N.A. MB Financial Bank is a locally operated financial institution, which has been delivering competitive personalized service for more than 95 years to privately-held, middle-market companies as well as individuals who live and work in the Chicago metropolitan area. Information about MB Financial can be found at www.mbfinancial.com.
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Safe Harbor Statement: Statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. By their nature, such statements are subject to numerous factors that could cause actual results to differ materially from those anticipated in the statements, as discussed in MB Financial’s filings with the Securities and Exchange Commission.

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